Morgan Stanley Finance LLC Structured Investments	Free Writing Prospectus to Preliminary Pricing Supplement No. 13,387 Filed pursuant to Rule 433 Registration Statement Nos. 333-275587; 333-275587-01 January 13, 2026

Market Linked Securities— Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the State Street® SPDR® S&P® Metals & Mining ETF, the State Street® Technology Select Sector SPDR® ETF, the State Street® Energy Select Sector SPDR® ETF and the State Street® Health Care Select Sector SPDR® ETF due February 5, 2027

Fully and Unconditionally Guaranteed by Morgan Stanley

Summary of terms

Issuer and guarantor	Morgan Stanley Finance LLC (issuer) and Morgan Stanley (guarantor)
Underlyings

State Street® SPDR® S&P® Metals & Mining ETF (the “XME Shares”), the State Street® Technology Select Sector SPDR® ETF (the “XLK Shares”), the State Street® Energy Select Sector SPDR® ETF (the “XLE Shares”) and State Street® Health Care Select Sector SPDR® ETF (the “XLV Shares”)

Pricing date*	January 26, 2026
Original issue date*	January 29, 2026*
Face amount	$1,000 per security
Maturity payment amount (per security)

●If the ending price of the lowest performing underlying is greater than its starting price:

$1,000 plus the lesser of:

(i)[$1,000 × underlying return of lowest performing underlying × participation rate]

(ii)The maximum return

●If the ending price of the lowest performing underlying is less than or equal to its starting price, but greater than or equal to its threshold price:

$1,000 plus [$1,000 × absolute underlying return of lowest performing underlying]

●If the ending price of the lowest performing underlying is less than its threshold price:

$1,000 + [$1,000 × (underlying return of lowest performing underlying + buffer amount)]

Maturity date*	February 5, 2027
Starting price	With respect to each underlying, its fund closing price on the pricing date.
Ending price	With respect to each underlying, its fund closing price on the calculation day.
Threshold price	80% of the starting price for each underlying
Buffer amount	20%
Maximum return:	At least 50% of the face amount per security ($500 per security), to be determined on the pricing date
Participation rate	100%
Lowest performing underlying	The underlying with the lowest underlying return
Underlying return	With respect to an underlying, the percentage change from its starting price to its ending price, measured as follows: ending price – starting price starting price
Absolute underlying return	With respect to each underlying, the absolute value of the underlying return. For example a –5% underlying return will result in a +5% absolute underlying return.

Summary of terms (continued)

Calculation day*	February 2, 2027
Calculation agent	Morgan Stanley & Co. LLC, an affiliate of the issuer and the guarantor
Denominations	$1,000 and any integral multiple of $1,000
Agent discount**

Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC will act as the agents for this offering. Wells Fargo Securities, LLC will receive a commission of up to $23.25 for each security it sells. Dealers, including Wells Fargo Advisors (“WFA”), may receive a selling concession of up to $17.50 per security, and WFA may receive a distribution expense fee of $0.75 for each security sold by WFA.

CUSIP	61780AV93
Tax considerations	See preliminary pricing supplement

Hypothetical payout profile

The lowest performing underlying
The securities
Maturity payment amount per security
$1,800
$1,700
$1,600
$1,500
$1,400
$1,300
$1,200
$1,100
$1,000
$900
$800
$700
$600
$500
$400
$300
$200
$100
$0
Contingent absolute return
$1,000 Face amount
$1,500 Hypothetical maximum maturity payment amount
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
50%
60%
80%
100%
Underlying return of the lowest performing underlying

If the ending price of the lowest performing underlying is less than its threshold price, you will have 1-to-1 downside exposure to the decrease in the price of the lowest performing underlying from the starting price in excess of the buffer amount and will lose some, and possibly up to 80%, of the face amount of your securities at maturity.

The face amount of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000 per security. We estimate that the value of each security on the pricing date will be approximately $947.50, or within $35.00 of that estimate. Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement. See “Estimated Value of the Securities” in the accompanying preliminary pricing supplement for further information.

This document provides a summary of the terms of the securities. Investors should carefully review the accompanying preliminary pricing supplement referenced below, product supplement for principal at risk securities, index supplement and prospectus, and the “Selected risk considerations” on the following page, before making a decision to invest in the securities.

Preliminary Pricing Supplement:

https://www.sec.gov/Archives/edgar/data/895421/000183988226002119/ms13387_424b2-01219.htm

*subject to change

**In addition, selected dealers may receive a fee of up to 0.20% for marketing and other services.

The securities have complex features and investing in the securities involves risks not associated with an investment in ordinary debt securities. See “Selected risk considerations” in this term sheet and “Risk Factors” in the accompanying preliminary pricing supplement and product supplement. All payments on the securities are subject to our credit risk.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Selected risk considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement, product supplement for principal at risk securities, index supplement and prospectus. Please review those risk factors carefully.

Risks Relating to an Investment in the Securities

●The securities do not pay interest, and you will receive less, and up to 80% less, than the face amount of your securities at maturity if the ending price of the lowest performing underlying is less than its respective threshold price.

●The appreciation potential of the securities is limited by the maximum return.

●Any positive return based on the depreciation of the lowest performing underlying is effectively capped.

●The market price will be influenced by many unpredictable factors.

●The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●The amount payable on the securities is not linked to the values of the underlyings at any time other than the calculation day.

●Investing in the securities is not equivalent to investing in the underlyings or the stocks composing the fund underlying indices.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the face amount reduce the economic terms of the securities, cause the estimated value of the securities to be less than the face amount and will adversely affect secondary market prices.

●The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●The securities will not be listed on any securities exchange and secondary trading may be limited.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

●The maturity date may be postponed if the calculation day is postponed.

●Potentially inconsistent research, opinions or recommendations by Morgan Stanley, MSFL, WFS or our or their respective affiliates.

●The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to the Underlyings

●You are exposed to the price risk of each underlying.

●Because the securities are linked to the performance of the lowest performing underlying, you are exposed to greater risk of sustaining a significant loss on your investment than if the securities were linked to just one underlying.

●Investing in the securities exposes investors to risks associated with investments in securities with a concentration in the metals and mining industry.

●Investing in the securities exposes investors to risks associated with investments with a concentration in the technology sector.

●Investing in the securities exposes investors to risks associated with investments in securities with a concentration in the energy sector.

●Investing in the securities exposes investors to risks associated with investments in securities with a concentration in the health care sector.

●The performance and market price of an underlying, particularly during periods of market volatility, may not correlate with the performance of the respective fund underlying index, the performance of the component securities of such fund underlying index or the net asset value per share of such underlying.

●Adjustments to the underlyings or the fund underlying indices could adversely affect the value of the securities.

●Historical prices of the underlyings should not be taken as an indication of the future performance of the underlyings during the term of the securities.

●The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlyings.

For more information about the underlyings, including historical performance information, see the accompanying preliminary pricing supplement.

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the applicable product supplement and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the applicable product supplement, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the applicable product supplement, index supplement and prospectus if you so request by calling toll-free 1-(800)-584-6837.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.

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